Lake Shore Bancorp, Inc. Announces 2022 Third Quarter and Year to Date Financial Results and Declares Dividend

DUNKIRK, N.Y. —  October 26,  2022 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.8  million, or $0.30 per diluted share, for the 2022 third quarter compared to net income of $1.7  million, or $0.29 per diluted share, for the 2021 third quarter.  For the first nine months of 2022, the Company reported unaudited net income of $4.5 million, or $0.77 per diluted share, as compared to $4.4 million, or $0.74 per diluted share, for the first nine months of 2021.

2022 Third Quarter and Year to Date Financial Highlights:

•

2022 third quarter net income increased $80,000, or 4.7%, when compared to 2021 third quarter net income primarily due to a $508,000 increase in net interest income which was partially offset by increases in non-interest expense and income tax expense and a decrease in non-interest income;

•

Net income for the nine month period ended September 30, 2022 increased $144,000, or 3.3%, when compared to the same period in 2021. The increase was primarily due to a $1.3 million increase in net interest income and a decrease in provision for loan losses, which was partially offset by increases in non-interest expense and income tax expense and a decrease in non-interest income when compared to the same period in 2021;

•

Net interest margin and interest rate spread was 3.67% and 3.58%, respectively, for the nine months ended September 30, 2022 as compared to 3.35% and 3.22%, respectively, for the nine months ended September 30, 2021;

•

Loans receivable, net grew by 8.5%, to $561.2 million at September 30, 2022 when compared to December 31, 2021, primarily due to $43.2 million of net growth in commercial and residential real estate loans during the nine months ended September 30, 2022;

•

Non-performing loans as a percent of total net loans decreased to 0.53% at September 30, 2022 from 1.86% at December 31, 2021, primarily due to the payoff of a non-accrual commercial real estate loan during the nine months ended September 2022;  and

•	Dividend payout ratio was 64.9% at September 30, 2022 as compared to 54.1% at September 30, 2021.

“During the first nine months of 2022, we have produced strong financial results due to the expansion of our net interest margin while also maintaining our regulatory capital position and improving asset quality.” stated Daniel P. Reininga, President and Chief Executive Officer. “While the current economic direction remains uncertain, we remain focused on providing lending and deposit opportunities in order to meet the financial needs of our customers and promote economic growth in our market areas. This growth is possible due to our strong financial and regulatory capital positions, which is reinforced by maintaining our strong underwriting standards and conservative risk tolerances.”

Dividends Declared

On October 21, 2022, the Company’s Board of Directors approved a quarterly cash dividend of $0.18 per share of common stock.  The dividend is payable on November 18, 2022, to shareholders of record as of November 4, 2022. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 63.7%, of the Company’s total outstanding stock as of October 21, 2022, has elected to receive $0.03 per share of the dividend on its shares and waive receipt of $0.15 per share of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $13.41 on October 21, 2022, which implied a dividend yield for the Company’s common stock of 5.4%.

Net Interest Income

2022 third quarter net interest income increased $508,000, or 8.7%, to $6.3 million as compared to $5.8 million for the 2021 third quarter. Net interest income for the first nine months of 2022 increased $1.3 million, or 7.6%, to $17.8 million as compared to $16.5 million for the first nine months of 2021.

Interest income for the 2022 third quarter was $6.9  million, an increase of $453,000, or 7.0%, compared to $6.5 million for the 2021 third quarter.  The increase was primarily due to a 41 basis points increase in the average yield on interest-earning assets due to an increase in interest rates. The increase was also due to a  $16.5 million, or 3.1%, increase in the average balance of loans receivable, net since September 30, 2021.

Interest income for the nine months ended September 30, 2022 was $19.3 million, an increase of $592,000, or 3.2%, compared to $18.7 million for the nine months ended September 30, 2021.  The increase was primarily due to a 19 basis points increase in the average yield on interest-earning assets due to an increase in interest rates. The increase was also due to a $7.2 million increase in the average balance of securities available for sale and loans receivable, net since September 30, 2021.

2022 third quarter interest expense was $573,000, a decrease of $55,000, or 8.8%, from $628,000 for 2021 third quarter primarily due to a decrease in interest paid on deposit accounts. During the third quarter of 2022, there was a six basis points decrease in the average interest rate paid on deposit accounts and a $9.2 million, or 1.9%, decrease in average interest-bearing deposits. The decrease in the average rate and balance of interest-bearing deposits was primarily due to a decrease in average time deposit balances. During the 2022 third quarter, interest expense on long-term debt increased by $22,000, or 18.5%, compared to the 2021 third quarter, primarily due to 28 basis points increase in the average rate paid on long-term debt.

Interest expense for the nine months ended September 30, 2022 was $1.5 million, a decrease of $661,000, or 30.7%, as compared to $2.2 million for the nine months ended September 30, 2021 primarily due to a decrease in interest paid on deposit accounts. During the first nine months of 2022, there was a 17 basis points decrease in the average interest rate paid on deposit accounts and a $19.1 million decrease in the average balance of time deposits.  The decrease in the average rate paid on deposit accounts was primarily due to the decrease in average time deposit balances. During the nine months ended September 30, 2022, interest expense on long-term debt decreased by $47,000, or 11.7%, compared to the nine months ended September 30, 2021, primarily due to a $4.0 million decrease in the average balance of long-term borrowings.

Non-Interest Income

Non-interest income was $668,000 for the 2022 third quarter,  a decrease of $39,000, or 5.5%, as compared to the same quarter in the prior year. The decrease was primarily due to a $69,000 net change in the realized (loss)/gain on the sale of residential loans due to a decrease in the volume of sales as a result of an increase in interest rates.   The decrease was also due to a $38,000 decrease in earnings on bank owned life insurance. The decreases were partially offset by a $66,000 increase in unrealized gains on interest rate swaps primarily due to an increase in interest rates.

Non-interest income was $2.1 million for the nine months ended September 30, 2022, a decrease of $90,000, or 4.1%, as compared to the nine months ended September 30, 2021. The decrease was primarily due to a $296,000 net decrease in the realized (loss)/gain on the sale of residential loans, as a result of an increase in interest rates.   Non-interest income was also impacted by a $51,000 decrease in earnings on bank owned life insurance and a $38,000 decrease in recoveries on previously impaired investment securities. The decreases were partially offset by a $223,000 increase in unrealized gains on interest rate swaps and a $69,000 increase in service charges and fees.

Non-Interest Expense

Non-interest expense was $4.9 million for the third quarter of 2022, an increase of $376,000, or 8.4%, as compared to $4.5  million for the third quarter of 2021. Salary and employee benefits expense increased $129,000, or 5.4%, primarily due to annual salary increases and increases in employee benefits.  Professional services increased $108,000, or 23.8%, primarily due to an increase in consulting costs during the third quarter of 2022. Other expenses increased $138,000, or 60.5%, primarily due to an increase in capital based taxes.

Non-interest expense was $14.0 million for the nine months ended September 30, 2022, an increase of $1.1 million, or 8.9%, as compared to $12.8 million for the nine months ended September 30, 2021. Salary and employee benefits expense increased $652,000, or 9.7%, primarily due to a $383,000 decrease in deferred salaries associated with a decrease in the number of loans originated during the nine months ended September 30, 2022 when compared to the nine months ended September 30, 2021. The increase was also due to annual salary increases and increases in employee benefits. Other expenses increased $413,000, or 47.5%, primarily due to an increase in capital based taxes, telephone, loan and foreclosure related expenses. Occupancy and equipment increased $225,000, or 11.0%, primarily due to an increase in maintenance contracts and equipment expenses related to the core processing system conversion completed in the third quarter of 2021 and the conversion to a cloud based computing system in the second quarter of 2022. The increase in total non-interest expenses  was partially offset by lower expenses for data processing, advertising, postage and supplies during the nine months ended September 30, 2022 when compared to the same period in 2021.

Asset Quality

There was no provision for loan losses recorded during the third quarter of 2022 and 2021 as existing reserves adequately covered the risks inherent in the loan portfolio.

The provision for loan losses was $500,000 for the nine months ended September 30, 2022, a $150,000, or 23.1%, decrease as compared to $650,000 for the nine months ended September 30, 2021. The decrease in provision for loan losses was primarily due to the payoff of one non-accrual commercial real estate loan during the nine months ended September 30, 2022, which was partially offset by an increase in commercial construction and commercial real estate loan balances and commercial real estate loan recoveries during the nine months ended September 30, 2022 when compared to the same period in 2021.

Non-performing loans as a percent of total net loans decreased to 0.53% at September 30, 2022 as compared to 1.86% at December 31, 2021. The decrease was primarily due to a $6.6  million, or 68.9%, decrease in non-accrual loans during the first nine months of 2022 due to a payoff received on an impaired commercial real estate loan.  The Company’s allowance for loan losses as a percent of total net loans was 1.22% and 1.18% at September 30, 2022 and December 31, 2021, respectively.

Balance Sheet Summary

Total assets at September 30, 2022 were $695.7 million, an  $18.0 million decrease,  or 2.5%, as compared to $713.7 million at December 31, 2021. Cash and cash equivalents decreased by $47.9 million, or 70.9%, from $67.6 million at December 31, 2021 to $19.7 million at September 30, 2022.  The decrease was primarily due to the use of cash to fund loan originations. Securities available for sale decreased $17.5 million, or 19.8%, to $71.3 million at September 30, 2022 from $88.8 million at December 31, 2021. The decrease was primarily due to unrealized mark to market losses on securities available for sale due to an increase in market interest rates during the first nine months of 2022.  Loans receivable, net were $561.2 million, an increase of $44.0 million, or 8.5%, compared to $517.2 million at December 31, 2021. The increase in loans receivable, net was primarily due to increased commercial and residential real estate loan originations during the first nine months of 2022. Total deposits at September 30, 2022 were $583.4 million, a decrease of $9.8 million, or 1.7%, compared to $593.2 million at December 31, 2021 primarily due to a decrease in commercial deposits as a result of increased business costs.

Stockholders’ equity at September 30, 2022 was $78.2 million, a $9.8 million decrease, or 11.2%, as compared to $88.0 million at December 31, 2021. The decrease in stockholders’ equity was primarily attributed to  a  $13.5 million decrease in accumulated other comprehensive income (loss) relating to unrealized mark to market losses on the securities portfolio and the payment of dividends, partially offset by net income during the first nine months of 2022. During the first nine months of 2022, the Company repurchased 5,701 shares of common stock at an average cost of $14.91 per share as compared to 139,928 shares of common stock repurchased at an average cost of $14.98 per share during the first nine months of 2021.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company and Bank as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, risks from data loss or other security breaches, risks from the COVID-19 pandemic, compliance with the Bank’s Formal Agreement with the Office of the Comptroller of the Currency,  the strength of the United States economy in general and of the local economies in which we conduct operations, the effect of changes in monetary and fiscal policy, including changes in interest rate policies of the Board of Governors of the Federal Reserve System, inflation, climate change, increased unemployment, deterioration in credit quality of our loan portfolio and/or the value of the collateral securing the repayment of those loans, reduction in the value of our investment securities, the cost and ability to attract and retain key employees, a breach of our operational or security systems, policies or procedures including cyber-attacks on us or third party vendors or service providers, regulatory or legal developments, tax policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	September 30,	December 31,
	2022	2021
	(Unaudited)
	(Dollars in thousands)

Total assets	$695,728	$713,739
Cash and cash equivalents	19,676	67,585
Securities available for sale	71,273	88,816
Loans receivable, net	561,170	517,206
Deposits	583,360	593,184
Long-term debt	24,950	21,950
Stockholders’ equity	78,162	87,976

Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$6,918	$6,465	$19,283	$18,691
Interest expense	573	628	1,492	2,153
Net interest income	6,345	5,837	17,791	16,538
Provision for loan losses	-	-	500	650
Net interest income after provision for loan losses	6,345	5,837	17,291	15,888
Total non-interest income	668	707	2,120	2,210
Total non-interest expense	4,870	4,494	13,979	12,842
Income before income taxes	2,143	2,050	5,432	5,256
Income tax expense	372	359	916	884
Net income	$1,771	$1,691	$4,516	$4,372
Basic and diluted earnings per share	$0.30	$0.29	$0.77	$0.74
Dividends declared per share	$0.18	$0.14	$0.50	$0.40

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
	(Unaudited)

Return on average assets	1.02%	0.94%	0.86%	0.83%
Return on average equity	8.62%	7.75%	7.19%	6.69%
Average interest-earning assets to average interest-bearing liabilities	131.10%	133.36%	129.95%	131.43%
Interest rate spread	3.81%	3.36%	3.58%	3.22%
Net interest margin	3.92%	3.48%	3.67%	3.35%

	September 30,	December 31,
	2022	2021
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.53%	1.86%
Non-performing assets as a percent of total assets	0.46%	1.37%
Allowance for loan losses as a percent of total net loans	1.22%	1.18%
Allowance for loan losses as a percent of non-performing loans	231.46%	63.50%

	September 30,	December 31,
	2022	2021
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,707,587	5,692,410
Treasury stock, number of shares held	1,128,927	1,144,104
Book value per share	$13.69	$15.45